Exhibit 99.1

NITRO PETROLEUM INC. ANNOUNCES EFFECTIVE DATE OF DIRECTOR’S APPOINTMENT

May 22, 2008, Oklahoma City, OK, Nitro Petroleum, Inc (OTC: BB - NTRO)

Nitro Petroleum Inc. announced today that the company’s appointment of Gunther J. Weisbrich to its Board of Directors, which was originally announced on April 21, 2008, became effective as of May 19, 2008. The effective date of Mr. Weisbrich’s appointment was delayed pending the filing of the company’s Annual Report on Form 10-KSB for the fiscal-year ended January 31, 2008, which was filed on May 15, 2008.

Mr. Weisbrich graduated with a Master's in Geology from Boston College and a Bachelor of Science-Geology at Susquehanna University in Selinsgrove, Pennsylvania.

Mr. Weisbrich began his oil and gas career as a Production Geologist with Exxon Company, USA in Louisiana, then as a Frontier Exploration Geologist with Tenneco (Houston), Sr. Explorationist with North Central Oil Company (Houston) and finally as a Senior Exploration Geologist with Hunt Oil Company in Dallas, Texas working both internationally (Yemen and South America) and domestically (West Texas, Texas Gulf Coast, East Texas Basin, Mid-continent and Miss-Ala-Fla). Over the years Mr. Weisbrich generated and participated in the discovery of many oil/gas fields. He additionally received the BEST POSTER AWARD at the 1994 Mexico City Joint AAPG/AMPG research conference.

About Nitro:

Nitro Petroleum, Inc. is an independent, energy company engaged in the acquisition, exploitation and development of oil and natural gas properties in the Southern United States. Nitro's objective is to seek out and develop opportunities in the Oil and Natural Gas sectors that represent a low risk opportunity. As well, Nitro aims to define larger projects that can be developed with Joint Venture partners.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. We do not intend to, and undertake no duty to, update any such forward looking statements to reflect the impact of circumstances or events that arise after the date such forward looking statements were made.

Contact:

Nitro Petroleum, Inc.
Larry Wise
Investor Relations
(405) 722-2920
Website: http://www.nitropetroleum.com